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                                                                EXHIBIT 99.B6(b)

                              ASSIGNMENT AND ASSUMPTION


               ASSIGNMENT AND ASSUMPTION ("Assignment and Assumption") made and entered into as of February 1, 1995 by and between Kemper Financial Services, Inc., a Delaware corporation ("Assignor"), and Kemper Distributors, Inc., a Delaware corporation
          ("Assignee").

               WHEREAS, Assignor serves as principal underwriter for Kemper High Yield Fund, a Massachusetts business trust (the "Fund"), pursuant to that certain Underwriting and Distribution Services Agreement dated May 28, 1994 by and between Assignor and the Fund (the "Agreement");

               WHEREAS, Assignee is a wholly-owned subsidiary of Assignor;

               WHEREAS, It has been proposed that the rights, duties and responsibilities of Assignor under the Agreement be transferred to and assumed by Assignee;

               WHEREAS, The Fund has determined that such transfer of rights, duties and responsibilities is reasonable and in the best interests of the Fund and the Fund's shareholders; and

               NOW, THEREFORE, in consideration of the covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

               1. Assignment and Assumption. Assignor assigns and transfers to Assignee all of Assignor's rights, interests, liabilities, duties and obligations under the Agreement ("Assigned Rights and Obligations"). Assignee accepts the foregoing assignment and transfer of the Assigned Rights and Obligations and agrees to assume, pay, perform and otherwise be fully responsible for the same.

               2. Further Assurances. From time to time, at the request of either party, the other party will execute and deliver such further instruments of assignment, transfer and assumption and take such further action as may be required to assign, transfer and assume the Assigned Rights and Obligations.

               3. Applicable Law. This Assignment and Assumption shall be governed by the laws of the State of Illinois.


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               4.  Amendments.  This Assignment and Assumption may only be amended by the written agreement of the parties.

               IN WITNESS WHEREOF, the parties have each caused this Assignment and Assumption to be executed on its behalf by a duly authorized officer as of the date first written above.


                                        KEMPER FINANCIAL SERVICES, INC.


                                        By:  /s/  Patrick H. Dudasik
                                            ---------------------------
                                        Its:  Senior Vice President


                                        KEMPER DISTRIBUTORS, INC.


                                        By:  /s/  James L. Greenawalt
                                            ---------------------------
                                        Its:  Executive Vice President



          The undersigned hereby acknowledges and consents to the foregoing Assignment and Assumption as of February 1, 1995.


          KEMPER HIGH YIELD FUND


          By:  /s/ John E. Peters
          ------------------------------
          Its:  Vice President




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